Exhibit 10.11
MISSION ENERGY HOLDING COMPANY
AMENDED AND RESTATED TAX ALLOCATION AGREEMENT
This AMENDED AND RESTATED TAX ALLOCATION AGREEMENT (this “Agreement”) is entered into as of February 13, 2012, by and among Mission Energy Holding Company, a Delaware corporation (“MEHC”), its wholly owned subsidiary, Edison Mission Energy, a Delaware corporation (“EME”), and Capistrano Wind Holdings, Inc., a Delaware corporation (“CWHoldCo”), (each a “First Tier Subsidiaries”), and amends and restates in its entirety the Tax Allocation Agreement dated as of July 2, 2001, between MEHC and EME.
RECITALS
A.    Edison International, a California corporation, (“EIX”) which is the corporate parent of Edison Mission Group, a California corporation (“EMG”), has entered into an Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits (the “Master Agreement”) dated as of September 10, 1996, as amended, with Southern California Edison Company (“SCE”) and EMG providing, among other things, for an equitable allocation among EIX, SCE, and EMG of tax benefits and tax liabilities reflected in or resulting from the filing of consolidated or combined income or franchise tax returns.
B.    Pursuant to the Master Agreement, EMG makes payments to and receives payments from EIX reflecting tax benefits and tax liabilities realized by the Consolidated Group (as defined by the Master Agreement) arising from net operating income and losses, net capital gains and losses, and credits against tax attributable to EMG, its wholly owned subsidiaries and their respective subsidiaries.
C.    EMG has entered into an amended and restated tax allocation agreement with its wholly-owned first-tier subsidiaries, including MEHC (the “EMG Agreement”), dated February 13, 2012, providing for the allocation of tax benefits and tax liabilities between EMG and each of its wholly-owned first-tier subsidiaries and their respective subsidiaries.
D.    Pursuant to the EMG Agreement, the first-tier subsidiaries of EMG shall make and receive payments reflecting tax liabilities and tax benefits realized by the Consolidated Group (as defined in the Master Agreement) arising from net operating income and losses, net capital gains and losses, and credits against tax, in each case attributable to such first-tier subsidiaries and their respective subsidiaries (collectively, the “Subsidiaries”).
E.    The parties desire to further provide for the payment by MEHC to each of the First Tier Subsidiaries, or from each of the First Tier Subsidiaries, as the case may be, of the Separate Tax Benefits or Separate Tax Liabilities of each Subsidiary, calculated in accordance with the Master Agreement.
F.    Terms used and not defined herein have the meanings given them in the Master Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
Section 1 Tax Liability and Benefit Payments. For each taxable period to which the Master Agreement is applicable, MEHC shall utilize the calculation made by EIX under the Master Agreement of the amount of the Separate Tax Liability or Separate Tax Benefit (as such terms are defined in the Master Agreement) of the First Tier Subsidiaries and each of the Subsidiaries which is owned directly or indirectly by such First Tier Subsidiary (“Lower Tier Subsidiaries”). On each date that any payment under the Master Agreement is to be made or received by MEHC (or would have been made or received if an amount had been owed or receivable), each of the First Tier Subsidiaries shall pay to MEHC the amount by which (a) the aggregate of the Separate Tax Liability of such First Tier Subsidiary, if it has a Separate Tax Liability, and the Separate Tax Liabilities of each of the Lower Tier Subsidiaries which has a Separate Tax Liability, exceeds (b) the aggregate of the Separate Tax Benefit of such First Tier Subsidiary, if it has a Separate Tax Benefit, and the Separate Tax Benefits of each of its Lower Tier Subsidiaries which has a Separate Tax Benefit. If, for any such taxable period, (a) the aggregate of the Separate Tax Benefit of a First Tier Subsidiary, if it has a Separate Tax Benefit, and the Separate Tax Benefits of each of its Lower Tier

Subsidiaries which has a Separate Tax Benefit exceeds (b) the aggregate of the Separate Tax Liability of such First Tier Subsidiary, if it has a Separate Tax Liability, and the Separate Tax Liabilities of each of its Lower Tier Subsidiaries which has a Separate Tax Liability, MEHC shall pay to such First Tier Subsidiary an amount equal to such excess.
All payments either by MEHC or by any First Tier Subsidiary shall be made without setoff, counterclaim or deduction of any kind whatsoever, and whether or not payment is due or has been received from EIX under the Master Agreement or from EMG under the EMG Agreement. MEHC shall give notice to, and invoice each of the First Tier Subsidiaries immediately after receipt of such invoice described in Section 1 of the EMG Agreement, which invoice shall state the date and the amount of each payment to be made by MEHC or the First Tier Subsidiary, as the case may be. Each of the First Tier Subsidiaries shall provide (or cause to be provided) to EIX on a monthly basis, or upon demand as necessary, all relevant information necessary, to calculate federal and state tax liabilities and payments for itself and its Subsidiaries.
Section 2 Reconciliation of Tax Liability. Upon receipt of each notice provided for in Section 2 of the EMG Agreement, relating to reconciliation of quarterly estimated tax payments against the Consolidated Returns, MEHC shall forthwith determine and notify each of the First Tier Subsidiaries of the effect, if any, of such reconciliation on the payments made to or received from such First Tier Subsidiary. Each First Tier Subsidiary shall pay to MEHC any additional tax liability due, or receive payment from MEHC for any overpayment, on the same date that MEHC makes or receives any payments under Section 2 of the EMG Agreement.
Section 3 Adjustments to Tax Liability. If any adjustments are made to the income, gains, losses, deductions or credits pertaining to the Subsidiaries, as reported in a Consolidated Return filed by EIX, by reason of the filing of an amended return or claim for refund, or arising out of an audit of such Consolidated Return by the Internal Revenue Service or applicable state agency, then the Separate Tax Liability or the Separate Tax Benefit of the Subsidiaries shall be redetermined to give effect to any such adjustment as if it had been made as part of the filed Consolidated Return. If any interest or penalty is to be paid or interest received as a result of a tax deficiency or refund, such interest or penalty shall be allocated in accordance with the item(s) giving rise to such interest or penalty.
MEHC agrees to exercise its contest rights under the EMG Agreement on behalf of and First Tier Subsidiary and the reasonable costs so incurred by MEHC shall be allocated upon such basis as is mutually agreed to by MEHC and such First Tier Subsidiary in advance of such contest. If, as a result of such re determination, any amounts due to MEHC or any of the First Tier Subsidiaries under this Agreement, as the case may be; shall exceed the amounts previously paid to such party, then payment of such excess shall be made by the appropriate party, as the case may be, on the earliest date on which (i) EIX shall pay, or be deemed to have paid, any additional taxes resulting from any such adjustment; (ii) EIX shall receive, or be deemed to have received, a refund of taxes resulting from any such adjustment; or (iii) such adjustment shall become final. Any payment between MEHC and any of the First Tier Subsidiaries pursuant to (i) or (ii) above, however, shall not become final until the adjustment with respect to which the redetermination was made becomes final. For purposes of this Section 3, an adjustment shall become final at the time of the expiration of the applicable statute of limitations with respect to the taxable period to which such adjustment relates, or, if such adjustment was made pursuant to a decision of a court, at the time such decision shall become final. If a First Tier Subsidiary is unable to pay to MEHC any amounts due and owing under this Section 3, MEHC shall have the right to offset such deficiency against any present or future payment obligations of MEHC to such First Tier Subsidiary under Section 1 of this Agreement.
Section 4 Carryovers and Carrybacks. If, for any taxable period ending on or after December 31,1986, any of the Subsidiaries has Net Losses which, under the applicable tax codes may be carried over or carried back to any taxable period in which EIX filed, or reasonably anticipates. that it will file, a Consolidated Return which includes such Subsidiary, and such Net Losses give rise to a reduction in the tax liability of the Consolidated Group that would not have arisen if such Subsidiary were excluded from the Consolidated Group for any such taxable period, MEHC shall pay to the applicable First Tier Subsidiary an amount equal to the actual reduction in the tax liability of the Consolidated Group for the taxable period to which such Net Losses may be carried, which is attributable to such carryover or carryback. Payment of such amount shall be made by MEHC (i) in the case of a carryover, on or before the later of (a) the 15th day of the third month after the end of the taxable period with respect to which the tax liability of the Consolidated Group was reduced and (b) the date on which such reduction in tax liability is finally determined, which shall be not later than 90 days after the Consolidated Return for such taxable period is filed; and (ii) in the case of a carryback, when the Consolidated Group shall receive, or be deemed to receive, the refund attributable to such carryback.
Section 5 Termination; Modification. MEHC and Subsidiaries recognize that the EMG Agreement may be terminated or modified by EMG in accordance with its terms. Should the EMG Agreement be so terminated or modified, this Agreement shall be terminated or deemed to be similarly modified, as of the same effective date and to the same extent as the termination or modification of the EMG Agreement. Notwithstanding the previous sentence, except as required by law, including, without limitation, the requirements of the California Public Utilities Commission, for so long as Capistrano Wind, LLC may reasonably be expected to be allocated Separate Tax Benefits from Capistrano Wind Partners, LLC (“Capistrano”), (a) this Agreement may not be (i) terminated with respect to CWHoldCo or (ii) modified if such modification grants a priority to any Subsidiary with respect to the utilization of Net Losses of such Subsidiary, in each case without the prior written consent of Capistrano, (b) MEHC shall not, and shall cause its Subsidiaries to not, take any action or fail to take any action which would cause Capistrano Wind, LLC (or its direct or indirect members) to be excluded from the Consolidated Group, without the prior written consent of Capistrano and (c) MEHC shall not waive or fail to enforce any of its rights under this Agreement or the EMG Agreement related to Capistrano (whether directly or indirectly through one or more tax sharing agreements by and among CWHoldCo and its Subsidiaries). Any termination shall not relieve any party of any obligation arising under this Agreement with respect to any tax year commencing prior to the giving of such notice.
Section 6 Successors and Beneficiaries. This Agreement may not be assigned, pledged, transferred or hypothecated by MEHC or any of the Subsidiaries without the express, mutual, written consent of MEHC and Subsidiaries, and the express, written consent of EMG. This Agreement shall not confer any rights or remedies upon any person or entity other than (i) the parties hereto and their respective successors and permitted assigns and (ii) Capistrano, an express intended third party beneficiary of Section 5 of this Agreement who is entitled to enforce the provisions thereof as if Capistrano were a party hereto. The parties hereto further acknowledge and agree that (w) Capistrano is not an incidental beneficiary, (x) the performance of Section 5 of this Agreement is of a pecuniary benefit to Capistrano, (y) Capistrano and its members would not enter into the amended and restated limited liability company agreement of Capistrano and certain related agreements (the “Capistrano Agreements”) but for the agreements and inducements of full and timely performance of the parties hereto as set forth herein, and (z) such performance is appropriate to effectuate the intention of the parties hereto in connection with this Agreement. The parties hereto expressly waive any rights or defenses (including but not limited to lack of privity of contract and that Capistrano is not an intended beneficiary) they may have whatsoever with respect to Capistrano's right to enforce the terms of Section 5 of this Agreement. The parties hereto expressly acknowledge that the provisions of Section 5 and this Section 6 of this Agreement are made expressly for the benefit of Capistrano and that this Agreement is irrevocable and may not be rescinded with respect to Capistrano's rights under such provisions. The parties hereto acknowledge that this Agreement contemplates certain performance by such parties in satisfaction of the obligations set forth in the Capistrano Agreements.
Section 7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
Section 9 Additional First Tier Subsidiaries. Any other wholly owned first tier MEHC subsidiary may be added to this Agreement as a First Tier Subsidiary at any time by addendum executed by MEHC and the subsidiary. The addendum must provide such subsidiary will be bound by the terms of the Agreement. MEHC shall provide a copy of the addendum to all other First Tier Subsidiaries.
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IN WITNESS WHEREOF, the parties have executed this Agreement by their respective officers thereunto duly authorized as of the date first above written.

MISSION ENERGY HOLDING COMPANY
By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Senior Vice President and Chief Financial Officer

EDISON MISSION ENERGY
By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Senior Vice President and Chief Financial Officer

CAPISTRANO WIND HOLDINGS, INC.
By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Vice President and Chief Financial Officer

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